PROSPECTUS SUPPLEMENT	EXHIBIT 99.1
(To Prospectus dated August 15, 2007)	REGISTRATION NO. 333-95807

1,000,000,000 Depositary Receipts
Telecom HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by the Telecom HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Telecom HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company(1)	Ticker	Share Amounts	Primary Trading Market
AT&T Inc.	T	50.7721	NYSE
BCE Inc.	BCE	4.575	NYSE
Century Telephone Enterprises, Inc.	CTL	1	NYSE
Cincinnati Bell Inc.	CBB	2	NYSE
Embarq Corporation	EQ	.8303	NYSE
Level 3 Communications, Inc.	LVLT	3	NASDAQ
Qwest Communications International Inc.	Q	12.9173	NYSE
Sprint Nextel Corporation	S	16.6050	NYSE
Telephone and Data Systems, Inc.	TDS	1	AMEX
Telephone and Data Systems, Inc. – Special Common Shares	TDS.S	1	AMEX
Verizon Communications	VZ	21.76	NYSE
Windstream Corporation	WIN	2.0679	NYSE

(1)          The merger of Alltel Corporation (NYSE ticker “AT”) and Atlantis Merger Sub. Inc. became effective on November 16, 2007.  As a result, effective close of business November 26, 2007, Alltel Corporation was no longer an underlying constituent of the Telecom HOLDRS Trust.  For the 2 shares of Alltel Corporation per 100 shares round lot of Telecom HOLDRS, The Bank of New York received $143.00.  The Bank of New York distributed the cash at a rate of $1.43 per depositary share of Telecom HOLDRS on November 28, 2007.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 31, 2007.